Exhibit 10.5
TD BANKNORTH INC.
AMENDED AND RESTATED
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT – CASH SETTLEMENT
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
     THIS Amended and Restated Performance-Based Restricted Stock Unit Award Agreement, dated January 23, 2007 (the “Agreement”), amends the award agreement (the “Initial Agreement”) previously made as of May ___, 2005 (hereinafter referred to as the “Date of Grant”) by and between TD Banknorth Inc. (the “Company”) and                      (the “Participant”). Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan (as hereinafter defined).
WITNESSETH:
     WHEREAS, the Company has adopted the Amended and Restated 2003 Equity Incentive Plan (the “Plan”), which is hereby incorporated in its entirety by reference herein;
     WHEREAS, the Company previously granted to the Participant Performance-Based Restricted Stock Units, as described in the Plan;
     WHEREAS, the Initial Agreement provided for the grant of                      Performance-Based Restricted Stock Units (the “Initial Units”), with each Initial Unit representing one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”);
     WHEREAS, the Initial Units were to be earned if the Company achieved at least a 4% compound average increase in diluted operating earnings per share (“Operating EPS”) during the period April 1, 2005 through and including December 31, 2007;
     WHEREAS, the Company’s compound average increase in Operating EPS through December 31, 2006 was less than 4% and none of the Initial Units have been earned as of December 31, 2006;
     WHEREAS, the Company entered into an Agreement and Plan of Merger dated as of November 19, 2006 with The Toronto-Dominion Bank and Bonn Merger Co. (the “Merger Agreement”); and
     WHEREAS, the Merger Agreement provides that for purposes of the Initial Agreement, performance through December 31, 2006 will be based on the Company’s actual performance, and that for periods subsequent to December 31, 2006 the performance criteria will be based on the relative total shareholder return of The Toronto-Dominion Bank compared to a peer group; and

     WHEREAS, the Company desires to amend the Initial Agreement to reflect the Merger Agreement, including reducing the Initial Units to reflect the Company’s performance through December 31, 2006 and changing the performance criteria;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant agree that this Amended and Restated Agreement shall amend and restate the Initial Agreement in its entirety to read as follows:
     1. Restricted Stock Units. The Company hereby grants to the Participant an Award of                      Performance-Based Restricted Stock Units (the “Target Units”), with each Target Unit representing one share of Common Stock, upon the terms and conditions set forth herein. The number of Target Units is subject to adjustment as provided in the Plan and in this Agreement. The Target Units represent an unfunded, unsecured deferred compensation obligation of the Company.
     2. Performance Result and Performance Target.
     (a) The “Performance Result” to be used for calculating the Performance Factor is the Total Shareholder Return achieved by The Toronto-Dominion Bank over the one-year period from the end of the fiscal year of The Toronto-Dominion Bank immediately preceding the date of this Agreement to the end of the fiscal year of The Toronto-Dominion Bank immediately preceding December 31, 2007 (the “Maturity Date”).
     (b) The “Performance Target” to be used for calculating the Performance Factor is the average Total Shareholder Return achieved by a comparative group of major banks over the one-year period from the end of the fiscal year of The Toronto-Dominion Bank immediately preceding the date of this Agreement to the end of the fiscal year of The Toronto-Dominion Bank immediately preceding the Maturity Date. The comparative group of major banks for purposes of this Agreement will be the group selected by The Toronto-Dominion Bank under the TDBFG Performance Share Unit Plan for awards with similar performance periods, as determined by the Committee.
     (c) “Total Shareholder Return” is the change in market value of the common shares of The Toronto-Dominion Bank (the “Parent Common Shares”) (or the common shares of the other major banks used in the peer group, as the case may be) calculated as at the end of the fiscal year immediately preceding the Maturity Date, expressed as a percentage of the market value calculated as at the end of the fiscal year immediately preceding the date of this Agreement (based on the closing price on the last trading day in October 2006) and compounded annually, assuming quarterly reinvestment of dividends. As an example, a percentage of ten percent shall be shown as 10.0%, and the percentages shall be rounded to one decimal place.
     3. Performance Factor and Actual Units.
     (a) The Performance Factor is a multiple expressed as a percentage that is determined by comparing the Performance Result to the Performance Target, pursuant to the following formula, and rounded to one decimal place:
     Performance Factor    =    ((Performance Result – Performance Target)    x    1)    + 100

     (b) Limitation on Performance Factor. The Performance Factor can never be less than 80% or greater than 120% even if the calculation of the Performance Factor results in a number that is less than 80% or greater than 120%.
     (c) Calculation of Number of Actual Units. The number of Target Units will be multiplied by the Performance Factor to determine the number of Actual Units.
     4. Adjustments to Number of Actual Units.
     (a) The number of Actual Units will be multiplied by a Service Percentage as defined below to determine the number of Final Units to be paid out.
     (b) For Participants who remain continuously employed with the Company for the entire period from January 1, 2007 through and including December 31, 2007 (the “Service Period”), the Service Percentage shall equal 100%. For Participants whose employment is terminated during the Service Period due to death or Disability, the Service Percentage shall equal 100%. For Participants whose employment is terminated during the Service Period due to Retirement (as defined below), the Service Percentage shall equal the following quotient: (a) the number of calendar weeks from January 1, 2007 through and including the date of Retirement, divided by (b) 52 weeks, rounded to the nearest one-tenth of a percent. For Participants who are on an unpaid leave of absence at any time on or after January 1, 2007 through and including December 31, 2007, the Service Percentage shall equal the following quotient: (x) the number of calendar weeks the Participant was actively working for the Company during the period January 1, 2007 through and including December 31, 2007, divided by (y) 52 weeks, rounded to the nearest one-tenth of a percent.
     (c) In the event a Change of Control occurs during the Service Period, the Service Percentage for each Participant who is employed by the Company immediately prior to the Change of Control shall be calculated as if the Participant had remained employed with the Company through and including December 31, 2007. The consummation of the transactions contemplated by the Merger Agreement will not constitute a Change in Control as defined in the Plan.
     (d) For purposes of this Agreement, “Retirement” means voluntary termination of employment with the Company or any Affiliate after the Participant has (A) attained age 65 with at least five years of service to the Company and (B) either (1) has become eligible for a fully vested benefit under the Company’s Retirement Plan, or (2) if at the time of retirement, the Participant was employed by an Affiliate that is not an “Employer” as defined in the Retirement Plan, would have become so eligible if his or her Affiliate employer were an “Employer” as defined in the Retirement Plan, provided that no Retirement may occur prior to the one-year anniversary of the Date of Grant.
     (e) If the Participant’s employment by the Company shall be terminated during the Service Period and prior to a Change in Control for any reason other than death, Disability or Retirement, including without limitation a termination of employment for “cause” (as determined pursuant to Section 13(b) of the Plan) or a voluntary termination of employment by the Participant, then this Agreement and the Target Units covered hereby shall expire immediately upon such termination and all of the Target Units shall be forfeited. The Participant shall thereafter have no rights under this Agreement or under the Agreement and no rights to receive the cash payment specified in Section 5 below. The Company shall have the power in all cases to determine whether the Participant has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Participant.

     (f) As of the Effective Time of the Merger, as such terms are defined in the Merger Agreement, the number of Target Units will be adjusted as provided below, and each adjusted Target Unit will represent one Parent Common Share instead of one share of Company Common Stock. The number of notional Parent Common Shares subject to this Agreement as adjusted will be equal to the product of (x) the number of notional shares of Company Common Stock underlying the Target Units immediately prior to such adjustment multiplied by (y) the “Exchange Ratio”, as defined in the Merger Agreement.
     5. Settlement of Final Units in Cash.
     (a) Except as set forth in Sections 5(b) and 5(c) below, as soon as administratively feasible following the Maturity Date but in no event later than March 15, 2008, the Company shall pay a lump sum cash amount to the Participant equal to (i) the average of the closing sales prices of one share of Common Stock on each of the 20 consecutive trading days on which such prices are so quoted immediately preceding the Maturity Date (the “Maturity Date Share Price”), multiplied by (ii) the number of Final Units, minus applicable withholding. If a Participant’s employment is terminated due to death, Disability or Retirement, the cash payment to the Participant for his or her Final Units shall be made as soon as administratively feasible following the Maturity Date but in no event later than March 15, 2008.
     (b) Except as provided in Section 5(c) below, if a Change of Control occurs during the Service Period, then the Company shall, within 60 days following the Change of Control, pay a lump sum cash amount to the Participant equal to (i) the closing sales price of one share of Common Stock on the last trading day immediately preceding the date of the Change of Control, multiplied by (ii) the number of Final Units, minus applicable withholding.
     (c) If the Effective Time of the Merger occurs prior to the Maturity Date or prior to a Change in Control, then (i) all references in this Section 5 to “Common Stock” shall be deemed to be a reference to “Parent Common Shares,” (ii) the Maturity Date Share Price will be calculated by using the average of the high and low prices quoted on The Toronto Stock Exchange for one Parent Common Share (based on board lot prices) on each of the 20 consecutive trading days on which such prices are so quoted immediately preceding the Maturity Date, with such prices converted into United States dollars using the spot exchange rate reported in The Wall Street Journal, for each applicable day, on the business day immediately following such day, and (iii) the price used for purposes of Section 5(b)(i) above shall be the average of the high and low prices quoted on The Toronto Stock Exchange for one Parent Common Share (based on board lot prices) on the last trading day immediately preceding the date of the Change in Control, with such prices converted into United States dollars as set forth in the preceding clause.
     6. Withholding. The Company’s obligation to deliver the cash payment specified in Section 5 hereof shall be subject to the Participant’s satisfaction of all applicable federal, state, local and other income and employment tax withholding requirements as required by the Plan.

     7. No Voting of Underlying Shares of Common Stock; No Dividends. Because no shares of Common Stock or Parent Common Shares, as applicable, will be issued pursuant to this Agreement, the Participant shall have no right to vote the underlying shares of Common Stock or Parent Common Shares, as applicable, at any time or to receive any dividends thereon.
     8. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.
     9. Transferability. Neither this Agreement nor the Target Units covered by this Agreement nor the cash payable for the Final Units may be assigned, alienated, pledged, attached, sold or otherwise transferred, encumbered or disposed of by the Participant at any time, except that this Agreement, the Target Units and the cash payable for the Final Units may be transferred by will or the laws of descent and distribution or pursuant to a QDRO.
     10. Administration and Interpretation. The authority to interpret and administer this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Committee of the provisions of the Plan or this Agreement made in good faith shall be final and binding on all parties.
     11. Not an Employment Contract. The grant of the Target Units covered by this Agreement does not confer on the Participant any right with respect to continuance of employment or other Service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of the Participant’s employment or other Service at anytime.
     12. Notices. Any written notice provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if it is hand delivered, sent by fax or overnight courier, or sent by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the following address: TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540 Attention: General Counsel.
     13. Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant. In the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or any provision thereof or Award thereunder should be amended to comply with Section 409A of the Code, the Committee may amend the Plan and this Agreement to make any changes required to comply with Section 409A of the Code.
     14. No Personal Liability. The Participant agrees that no member of the Committee or of the Board or the Company or its Affiliates shall be personally liable for any actions taken in good faith in connection with the Plan or this Agreement.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     16. Effect of Termination of Merger Agreement. Notwithstanding any other provision herein to the contrary, if the Merger Agreement is terminated for any reason, then this Agreement shall be null and void, and the Initial Agreement shall continue in full force and effect as if this Agreement had never been adopted.
[NOTE: Section 17 below is only for inclusion in grant agreements for the officers who have an employment or retention agreement.]
     17. Consent to Amended Definition. The Company and the Participant expressly agree that, notwithstanding any provision in any employment or retention agreement between the Company and the Participant to the contrary, the term “Change of Control” shall have the meaning set forth in the Plan, and not as set forth in any employment or retention agreement between the Company and the Participant. The Participant acknowledges that the definition of Change of Control included in the Plan may in certain circumstances be less favorable to the Participant, and the Participant agrees to such change. Except as expressly noted in this Section 17, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms of any employment or retention agreement between the Company and the Participant.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day first above written.

ATTEST:	TD BANKNORTH INC.

By:

Name:	Name:

Title:	Title:

PARTICIPANT

Name: